Exhibit 99.1

Contact:	Matthew Skelly VP - Investor Relations 1845 Walnut Street Philadelphia, PA 19103 (877) 950-7473 (215) 561-5692 (facsimile)

ATLAS PIPELINE PARTNERS, L.P.

ANNOUNCES MAJOR ORGANIC EXPANSIONS, UPDATES CAPITAL

SPENDING AND 2011 GUIDANCE

•	Details fresh capital spending of approximately $400 million yielding projected $150 million increase in EBITDA

•	New projects require no additional equity to be issued

•	Management updating guidance for 2011 EBITDA and Distributable Cash Flow

•	Partnership announces major expansion at WestOK system adding 200 mmcfd in processing capacity

•	Partnership announces expansion to Velma system increasing processing capacity to 160 mmcfd

•	Partnership announces restart of Midkiff cryogenic gas processing skid adding 60 mmcfd to WestTX facility

•	Partnership closes on Chevron pipeline joint venture

Philadelphia, PA, May 12, 2011 – Atlas Pipeline Partners, L.P. (NYSE: APL) (“Atlas Pipeline” or the “Partnership”) announces today major organic projects which should result in substantial increases in EBITDA and Distributable Cash Flow without equity dilution to existing shareholders. Further details will be discussed on the first quarter 2011 earnings call for Atlas Energy, L.P., the owner of the general partner of Atlas Pipeline Partners, L.P., on Friday, May 13, 2011 at 9:00 am Eastern Time.

These expansions come in response to the significant growth that has occurred and is continuing on all of APL’s systems, which are operating at or near 100% of capacity. Accordingly, the Partnership is increasing its growth capital expenditure budget by approximately $400 million for the 2011-2012 period. The new projects include $175 million for the expansion of the Western Oklahoma system, $15 million for the re-start of the cryogenic skid at Midkiff in West Texas, $75 million for expansion of the Velma system, and an additional $50 million in growth capital for compression, gathering lines, and connections that are expected to be incurred in 2012. A further $85 million has been spent for the purchase of the minority 20% stake in the West Texas LPG Pipeline Limited Partnership, which was closed on May 11, 2011.

Upon completion of these projects, EBITDA is expected to increase by approximately $150 million per year, assuming full utilization, continuation of current contractual arrangements, and persistence of current prevailing prices. The 2011 capital budget and further capital expenditures in 2012 will be funded through operating cash flow and through the Partnership’s bank credit facility. No additional equity is expected to be issued to fund these projects and all of the expansions are expected to be fully operational by mid-2012.

Updating Guidance

Because revenue from these expansions will commence in part before the end of 2011, and in response to continuing positive operational and financial developments, including the successful redemption of the 2015 Senior Notes and completion of the Laurel Mountain sale, the Partnership is updating EBITDA and Distributable Cash Flow (DCF) per unit guidance for 2011. Atlas Pipeline now expects 2011 EBITDA to range between $170 million to $205 million, up from $160 million to $200 million. Further, the Partnership is also updating guidance for 2011 Distributable Cash Flow (DCF) per unit to $2.00 to $2.60 per unit, up from $1.80 to $2.60 per unit previously stated. The material benefit from the new expansions will be realized in 2012 and beyond.

Expansion of WestOK (Chaney Dell) Processing System

The WestOK system will be adding a 200 million cubic feet per day (mmcfd) expansion to its Waynoka plant to handle the exciting increases in production from horizontal drilling in the Mississippian Limestone and Carbonate formations in Northwest Oklahoma and Southern Kansas. The oil wells being drilled in the Mississippian play are producing large amounts of associated gas high in natural gas liquids (“NGL”) content, adding economic value for both the producers and processors like Atlas Pipeline.

This additional 200 mmcfd will increase the processing capacity at the Waynoka plant to 400 mmcfd and in the WestOK system cumulatively to 428 mmcfd. At present, the system is being forced to bypass and offload approximately 30 mmcfd to third parties because of lack of processing capacity. Capital costs for the WestOK expansion are expected to be approximately $175 million, including plant construction cost of approximately $70 million, additional plant compression and associated pipeline costs of approximately $55 million, and a $50 million debottlenecking project of the gathering system, which includes construction of a 40-mile, 24-inch high pressure gathering header pipeline. This expansion is expected to begin service by the middle of 2012.

Expansion of Velma Processing System

The high pressure Madill to Velma (MTV) line, completed in the summer of 2009, has met immediate success and for the first time the system is approaching its full capacity of 100 mmcfd and potential intake continues to climb.

To keep pace with this growth, Atlas Pipeline will now expand the Velma system by adding a 60 mmcfd cryogenic plant, thereby increasing processing capacity to 160 mmcfd. The Partnership also is taking related steps to increase takeaway capacity. First, Atlas Pipeline will obtain an additional 45 mmcfd of takeaway capacity into the Kinder Morgan Energy Partners’ (NYSE: KMP) NGPL line, bringing the total available for takeaway into NGPL of 100 mmcfd. Secondly, in the early part of 2012, the Partnership will begin utilizing an additional residue gas delivery point that will increase takeaway capacity by an additional 100 mmcfd into Enogex, LLC. The cumulative cost of the additions is expected to be approximately $75 million and all measures are expected to be in service during the first half of 2012.

Expansion of WestTX (Midkiff/Benedum) Processing System

Due to explosive growth in production from the Permian basin, including the prolific Spraberry and Wolfberry formations, the Partnership’s WestTX facility is currently at capacity and will now be expanding for the second time in less than 18 months. In 2009, Atlas Pipeline expanded the WestTX system in by constructing the 150 mmcfd Consolidator plant, a state-of-the-art cryogenic processing facility, and removed the 110 mmcfd Midkiff plant from service. The Consolidator plant added an incremental 40 mmcfd to bring processing capacity to the current level of 195 mmcfd, while improving ethane recoveries and decreasing operating expenses. This increased and improved capacity has been already fully utilized as of today. Accordingly, the Partnership will refurbish and return to service the 60 mmcfd cryogenic processing skid from the retired Midkiff plant.

The restart of the cryogenic skid will expand the processing capacity at the WestTX system by 60 mmcfd, increasing total processing capacity to 255 mmcfd. The total cost, including all associated gathering pipeline and compression associated with the expansion is expected to be $15 million, with an expected in-service date in the third quarter of 2011.

Acquisition of 20% Interest in West Texas LPG Limited Partnership

The Partnership has closed on a previously announced transaction to acquire a 20 percent interest in West Texas LPG Pipeline Limited Partnership (“WTLPG”) from Buckeye Partners, L.P. (NYSE: BPL) for $85 million. WTLPG owns a 2,295 mile common carrier pipeline system that transports NGLs from New Mexico and Texas to Mont Belvieu for fractionation. The pipeline is operated by majority (80%) owner, Chevron Pipe Line Company, a subsidiary of Chevron Corporation (NYSE: CVX).

The pipeline transports NGL liquids to Mont Belvieu from the Permian Basin, Barnett Shale, and has an interconnection to the Rockies through Enterprise Products Partners (NYSE: EPD) Rocky Mountain MAPL system. The WTLPG pipeline is connected to the Partnership’s WestTX system. The asset provides stable fee-based cash flows to the Partnership’s contract mix. Upon closing, the transaction will be immediately accretive to Distributable Cash Flow (DCF).

Investors and other interested parties can listen to further comments on these expansion announcements by accessing the live webcast of Atlas Energy's first quarter 2011 earnings call in the investor relations section of Atlas Energy’s website, www.atlasenergy.com. The live webcast will be on Friday, May 13, 2011 at 9:00 a.m. Eastern Time. For those unavailable to listen to the live broadcast, the replay of the webcast will be available following the live call on the Atlas Energy website and telephonically beginning at 12:00p.m. ET on May 13, 2011 by dialing 888-286-8010, passcode: 82396537.

Atlas Pipeline Partners, L.P. (NYSE: APL) is active in the gathering and processing segments of the midstream natural gas industry. In the Mid-Continent region of Oklahoma, southern Kansas, and northern and western Texas, APL owns and operates five active gas processing plants as well as approximately 8,600 miles of active intrastate gas gathering pipeline. For more information, visit the Partnership's website at www.atlaspipeline.com or contact IR@atlaspipeline.com.

Atlas Energy, L.P. (NYSE: ATLS) is a master limited partnership which owns and operates the general partner of Atlas Pipeline Partners, L.P., through which it holds a 2% general partner interest, all the incentive distribution rights and approximately 5.75 million common limited partner units of APL. Additionally, ATLS owns an interest in over 8,500 producing natural gas and oil wells, representing over 185 Bcfe of net proved developed reserves. For more information, please visit the Partnership’s website at www.atlasenergy.com, or you can contact Investor Relations at InvestorRelations@atlasenergy.com.

Certain matters discussed within this press release are forward-looking statements. Although Atlas Pipeline Partners, L.P. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Atlas Pipeline does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law. Factors that could cause actual results to differ materially from expectations include general industry considerations, regulatory changes, changes in commodity process and local or national economic conditions and other risks detailed from time to time in Atlas Pipeline's reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.